Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ACE Consulting Management, Inc.

We hereby consent to the use in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 10, 2014, relating to the balance sheets of ACE Consulting Management, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
June 17, 2014